EXHIBIT (d)(2)(E)

Accidental Death Benefit Rider

THE UNION CENTRAL LIFE INSURANCE COMPANY

("the Company")

ACCIDENTAL DEATH BENEFIT RIDER

BENEFIT. The Company will pay the Accidental Death Benefit (ADB) upon receipt of proof that the insured's death:

(1) occurred within 120 days of the date of injury; and

(2) resulted from an injury which occurred while this rider was in force; and

(3) resulted from accidental bodily injury, directly and independently of all other causes. Except in the case of drowning or internal injuries revealed by an autopsy, the injury must be evidenced by a visible bruise or wound on the body.

If death results from the insured's travel as a fare-paying passenger on a public conveyance operated by a licensed common carrier for passenger service, the ADB will be doubled.

RISKS NOT ASSUMED. The ADB will not be payable if the insured's death results from, or is contributed to by, any of the following causes:

(1) suicide or attempted suicide, while sane or insane; or

(2) any intentionally self-inflicted injury; or

(3) any disease or infirmity of mind or body, or medical or surgical treatment; or

(4) an act of declared or undeclared war, whether or not the insured is a member of any armed forces; or

(5) any unlawful participation in a riot; or

(6) an attempt to commit, or commission of, an assault or felony; or

(7) voluntary or involuntary inhalation of any kind of gas except while in performance of those duties considered within the scope of occupation or employment; or

(8) the voluntary taking of any drug unless taken as prescribed by a physician; or

(9) riding in or descending from any kind of aircraft:

(a) as a passenger in any aircraft operated by or for the armed forces; or

(b) as a participant in a sporting event or hobby; or

(c) as a pilot, crew member or participant in training. Crew member includes anyone who has duties at any time on the flight involving either the flight or the aircraft.

RIGHT TO EXAMINE. The Company has the right and opportunity to examine the insured's body and to have an autopsy performed.

TERMINATION OF BENEFIT. This rider will terminate:

(1) when the policy terminates; or

(2) on the first monthly date after the owner gives the Company notice; or

(3) on the annual date nearest the insured's 70th birthday.

CONTRACT. This rider is made a part of the policy and is based on the application for this rider.

MONTHLY COST OF BENEFIT. The Company will deduct the monthly cost for this rider until the benefit terminates.

RIDER SPECIFICATIONS. The issue date, policy date, benefit amount, and monthly cost for this rider are shown in the schedule.

Signed for the Company at Cincinnati, Ohio

Secretary	President